Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 9, 2022, by and between Cryptyde, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), and Brett Vroman (“Executive”).

RECITALS

A.	Executive is knowledgeable with respect to the business of the Company

B.	Company desires to offer employment to Executive and Executive desires to be employed by Company.

C.	Company and Executive agree to enter into an Employment Agreement providing for the term set forth in Section 3 below, with automatic annual one-year renewals thereafter on the terms and conditions herein provided.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth herein, the Company will continue to employ Executive for the period beginning retroactively on January 1, 2022 (the “Commencement Date”) and ending on January 31, 2024, (the “Initial Term”). The Initial Term shall be automatically renewed for successive consecutive one (1) year periods (each, a “Renewal Term” and the Initial Term and Renewal Term are collectively referred to as the “term of employment”) thereafter unless either party sends written notice to the other party, not more than 270 days and not less than 180 days before the end of the then-existing term of employment, of such party’s desire to terminate this Agreement at the end of the then-existing term, in which case this Agreement will terminate at the end of the then-existing term. Executive will serve the Company during the term of employment.

ARTICLE II

Duties

2.01 (a) During the term of employment, Executive will:

(i) Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs;

(ii) Serve as the Chief Financial Officer of the Company; and

(iii) Perform the duties and services consistent with the title and function of such office, including without limitation, those set forth in the By-Laws of the Company.

(b) Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor; (ii) engaging (whether or not during normal business hours) in any other professional, civic, or philanthropic activities provided that Executive’s engagement does not result in a violation of his covenants under this Section or Article VI hereof; or (iii) accepting appointments to the boards of directors of other companies provided that the Board of Directors of the Company reasonably approves of such appointments and Executive’s performance of his duties on such boards does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III

Base Compensation

3.01 Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Two Hundred Fifty thousand ($250,000) per annum (the “Base”), payable in equal semimonthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. Additionally, the Company will compensate Executive for the duties performed by him hereunder by payment of 135,000 Shares of the Company Common Stock. The Base will be increased on January 1 of each year by five percent (5%) per annum (which figure shall act as a surrogate for the service cost of living increases) over the then-existing Base. All dollar references contained herein shall be references to United States dollars.

3.02 Withholding. The Company shall be entitled to withhold from any amounts payable to Executive, whether pursuant to this Agreement or otherwise, all applicable federal, state, local, and other taxes and withholdings required to be withheld from any such payments.

3.03 Cash Bonus. In addition to the Base, the Company shall pay to Executive a bonus determined by the relationship between the Company’s annual performance and an annual target performance set each year by mutual agreement between the Board of Directors and Executive as follows:

% of Target	>150%	149-120%	119-100%	99-80%	79-60%	Under 60%
% of Base Salary	150%	149-120%	119-100%	60%	30%	0%

Except as otherwise provided herein, any bonus payable to Executive shall be paid to him by March 15th of the calendar year following the calendar year to which such bonus relates, provided that Executive was employed by the Company as of the last day of the applicable calendar year.

3.04 Stock Bonus. Executive will participate in a stock option plan consistent with other C-level officers, once adopted by the Company, provided that Executive was employed by the Company as of the last day of the applicable calendar year. All rights to the issuance of shares under this Section 3.04 shall be determined by the Company’s Auditors and subject to the approval of the Company’s Board of Directors. (a) Executive shall be eligible to receive shares of the Company’s common stock (“Company Shares”) upon satisfaction of any of following milestones: (i) 90,000 Company Shares for each stock or asset acquisition that the Company consummates during the term of Executive’s employment that increases the gross revenues of the Company by a minimum of $10,000,000, provided the Company’s market capitalization reaching $350,000,000 for a period of at least 5 consecutive trading days (“Market Cap Threshold”), or (ii) 450,000 Company Shares if an acquisition increases gross revenues of the Company by a minimum of $25,000,000, provided the Company satisfies the Market Cap Threshold. For the sake of clarity, the Market Cap Threshold may be satisfied before or after an acquisition milestone is satisfied under this Section 3.04 (a) (i) and (ii); (iii) in the alternative to Section 3.04 (i) and (ii), Executive shall be eligible to receive 450,000 Company Shares if the Company’s annualized revenue growth increases by a minimum of $50,000,000; (b) Executive shall be eligible to receive a 180,000 Company Shares if the Company reaches positive cash flow (EBIDTA); and (c) Executive shall be eligible to receive (i) 225,000 Company Shares if the market capitalization of the Company exceeds $500,000,000 for a period of at least 5 consecutive trading days; and (ii) an additional 450,000 Common Shares if the market capitalization of the Company exceeds $1,000,000,000 for a period of at least 5 consecutive trading days; and (iii) an additional 900,000 Company Shares if the market capitalization of the Company exceeds $1,500,000,000 for a period of at least 5 consecutive trading days; and (iv) an additional 135,000 Company Shares for each additional $100,000,000 increase in market capitalization over $1,500,000,000, provided that such increase is sustained for a period of at least 5 consecutive trading days. Executive rights under this section 3.04 (c) are cumulative.

ARTICLE IV

Reimbursement and Employment Benefits

4.01 Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”), as such plans may be modified, amended, terminated, or adopted from time to time by the Company in its sole discretion. The Company shall pay all premiums with respect to such Plans. To the extent that such reimbursement is deemed to be includable in Executive’s gross income and taxable, the Company shall pay to Executive the Tax Effect (as defined herein) of such sum (e.g., if the reimbursement is $1,000.00, then the Company would pay to Executive the sum of $666.67, which is $1000 divided by the Tax Effect (assuming a 40% rate), and subtracting the amount reimbursed). “Tax Effect” shall mean the quotient of the amount reimbursed divided by 0.54.

4.02 Paid Time Off. Executive shall be entitled to four (4) weeks of vacation and five (5) personal days per year (collectively, the “Paid Time Off”), to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any Paid Time Off not taken by Executive in one year shall be carried forward to subsequent years. If all such Paid Time Off is not taken by Executive before the termination of this Agreement, Executive shall be entitled to receive a payout of accrued, unused Paid Time Off upon termination (for any reason), subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.

4.03 Performance-Enhancing Items. Executive shall be entitled to receive from the Company (a) an annual car allowance up to ten thousand dollars ($10,000.00) per annum, and (b) reimbursement by the Company for home office expenses, including, without limitation, the purchase and maintenance of a home computer with linkup facilities to the Company, a home facsimile, printer and scanner, interconnection of two telephone or cable connections to the Internet, laptop computer, portable mobile phone, together with any charges for the use thereof. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to Executive.

4.04 Reimbursable Expenses. Subject to Article X, the Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company including first class air travel for flights of 3 hours or more, quality hotels and rental cars, entertainment and similar executive expenditures provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

4.05 Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in (to the extent legally possible and in accordance with existing Company benefit plans), all Company savings and retirement plans, including any 401(k) plans. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to Executive.

4.06 Life Insurance. The Company shall pay all premiums for Executive to receive on his (a) life insurance premiums paid by Executive on his own life. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to Executive.

4.07 Directors and Officers Liability Insurance. The Company will provide liability insurance coverage protecting Executive and his estate, to the extent permitted by law against suits by fellow employees, shareholders and third parties and criminal and regulatory investigations arising out of any alleged act or omission occurring with the course and scope of Executive’s employment with the Company. Such insurance will be in an amount not less than five million dollars ($5,000,000).

4.08 Financial Planning. The Company shall reimburse Executive for all legal, and accounting costs, fees, and expenses incurred each year by Executive in connection with (a) income tax preparation and (b) estate planning, provided that the aggregate annual expenses to be reimbursed shall not exceed Twenty Thousand Dollars ($20,000.00). To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to Executive.

To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to Executive.

ARTICLE V

Termination

5.01 Automatic. This Agreement shall be automatically terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 5.02, (b) Executive’s termination pursuant to section 5.03 or (c) Executive’s death.

5.02 By the Company. This Agreement may be terminated by the Company upon written notice to Executive upon the first to occur of the following:

(a) Disability. Upon Executive’s Disability (as defined herein). The term “Disability” shall mean Executive cannot physically or mentally perform the essential functions of the position with or without reasonable accommodations.

(b) Cause. Upon Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i) Any willful violation by Executive of any material provision of this Agreement (including without limitation Sections 6.01 and 6.02 hereof) causing (or that could reasonably be anticipated to cause) demonstrable injury to the Company, upon written notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(i), which breach, if capable of being cured, as determined by the Company, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach.

(ii) Embezzlement by Executive of funds or property of the Company;

(iii) Fraud or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, or gross negligence on the part of Executive in the performance of his duties as an employee of the Company causing (or that could reasonably be anticipated to cause) demonstrable injury to the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(iii), and which breach, if capable of being cured, as determined by the Company, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach; or

Upon a termination for Cause, the Company shall pay Executive his Base and benefits including accrued, unused Paid Time Off through the date of termination of employment (if any); and Executive shall receive no severance under this Agreement.

5.03 By Executive. This Agreement may be terminated by Executive upon written notice to the Company upon the first to occur of the following:

(a) Change in Control. Upon the occurrence of a “Change in Control” (as defined herein) of the Company. The term “Change in Control” shall mean any of the following: (i) a replacement of more than one half of the Board of Directors of the Company from that membership of the Board of Directors which exists as of the date hereof, (ii) sale or exchange of all or substantially all of the assets of the Company, (iii) a merger or consolidation involving the Company where the Company is not the survivor in such merger or consolidation (or the entity ultimately owning or controlling such entity), (iv) a liquidation, winding up, or dissolution of the Company or (v) an assignment for the benefit of creditors, foreclosure sale, voluntary filing of a petition under the Bankruptcy Reform Act of 1978, or an involuntary filing under such act which filing is not stayed or dismissed within 45 days of filing. Notwithstanding the foregoing, in the event that any amounts or benefits are payable hereunder in connection with a Change in Control constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then an event shall not constitute a Change in Control for purposes of this Agreement unless it also constitutes a change in the ownership or effective control of the Company under Section 409A of the Code.

(b) Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following:

(i) Any breach by the Company of any material provision of this Agreement, including, without limitation, a material diminution in Executive’s authority, duties, or responsibilities from those specified in Section 2.01 hereof or any material breach by the Company of such Section, which is not cured within 60 days after written notice of same by Executive, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b); and

(ii) A substantial, material, and continued reduction in the level of support, services, staff, secretarial resources, office space, and budget that are reasonably necessary for the performance of Executive’s duties hereunder, consistent with that of other key executive employees of the Company.

5.04 Consequences of Termination. Upon any termination of Executive’s employment with the Company, except for a termination of employment by the Company for Cause or by Executive for any reason other than a Constructive Termination or upon the closing of a Change in Control, Executive shall be entitled to (a) an amount equal to two (2) years’ worth of the then-existing Base and the last year’s Bonus (the “Severance”), (b) full vesting of any earned shares of the Company’s common stock, and (c) retain the benefits set forth in Article IV for the balance of the term, to the extent permitted by the terms of the applicable benefit plan. The Severance shall be paid in one lump sum within 45 days of termination. As a condition to the Company’s obligation to pay said Severance, Executive shall execute a release of any and all claims that Executive may have against the Company (excluding any claims for the Company to pay or provide Accrued Obligations and Severance Benefits) (Release of Claims) within twenty one (21) days of the effective date of termination of employment, and Executive shall not revoke said release in writing within seven (7) days of execution. Notwithstanding the foregoing, in the event the time period for Executive to return an irrevocable release of claims (as described above) spans two taxable years, then no payments pursuant to this Section 5.04 shall be paid to Executive until the second taxable year.

ARTICLE VI

Covenants

6.01 Executive shall treat as confidential and keep secret the affairs of the Company and shall not at any time during the term of employment or for a period of five years thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder. provided, however, that confidential information of the Company shall not include any information known or available generally to the public (other than as a result of unauthorized disclosure by Executive).

6.02 All records, papers, and documents kept or made by Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.

6.03 Following the termination of Executive’s employment hereunder for any reason, Executive shall not, for a period of twelve (12) months from such termination, solicit any employee of the Company to leave such employ to enter the employ of Executive or of any person, firm, or Company with which Executive is then associated (except solicitation by general means such as newspapers). During Executive’s employment with the Company and for a period of 12 months after termination of Executive’s employment at any time and for any reason, Executive shall not, directly or indirectly, solicit any person who during any portion of the time of Executive’s employment or at the time of termination of Executive’s employment with the Company, was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part, with the Company. Executive further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Executive about discontinuing business with the Company or moving that business elsewhere, Executive will inform such client, customer, policyholder, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of the Company

6.04. Executive agrees as follows:

(a) Executive agrees that during the term of his employment with the Company, neither he nor any of his Affiliates (Executive’s Affiliates is defined as any legal entity in which Executive directly or indirectly owns at least a 25% interest or any entity or person which is under the control of Executive) will directly or indirectly compete with the Company in any way in any business in which the Company or its Affiliates is engaged in, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with the businesses in which the Company is now engaged or in which the Company becomes engaged during the term of employment; provided, however, that this Section shall not prohibit Executive or any of his Affiliates from purchasing or holding an aggregate equity interest of up to 10% in any publicly traded business in competition with the Company, so long as Executive and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 10%. Furthermore, Executive agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with the Company (without the approval of the Board of Directors) and Executive will not combine or conspire with any other Executives of the Company for the purpose of the organization of any such competitive business activity.

(b) In order to protect the Company against the unauthorized use or the disclosure of any confidential information of the Company presently known or hereinafter obtained by Executive during his employment under this Agreement, Executive agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, neither Executive nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(i) engage or participate in any business, regardless of where situated, which engages in direct market competition with such businesses being conducted by the Company during the term of employment; or

(ii) assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

6.05. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or Executives. In addition, the Company agrees that its Board of Director and executives will not disparage Executive so long as Executive separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements.

6.06 If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.07 Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Article VIII hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

6.08 The Company represents and warrants that this Agreement has been duly authorized, executed, and delivered on behalf of the Company and that this Agreement represents the legal, valid, and binding obligation of the Company and does not conflict with any other agreement binding on the Company.

ARTICLE VII

Assignment

7.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company without relieving the Company of its obligations hereunder. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

8.01 This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law. Miscellaneous

9.01 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. All actions brought to interpret or enforce this Agreement shall be brought in courts located in the State of Florida.

9.02 In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim, or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03 The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.04 No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07 The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE X

Code Section 409A

(a) To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article X shall be paid to Executive or Executive’s beneficiary in one lump sum.

(b) To the extent any benefits provided under Article IV above are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(c) In the case of any amounts payable to Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(d) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: CRYPTYDE, INC.	EMPLOYEE

/s/ Brian McFadden	/s/Brett Vroman
Brian McFadden – CEO	Brett Vroman – CFO